Exhibit 99.1

News Release

IMMUNOGEN ANNOUNCES AGREEMENTS TO EXCHANGE

$76.4 MILLION OF ITS 4.50% CONVERTIBLE SENIOR NOTES

DUE 2021 FOR COMMON STOCK

Waltham, MA, September 1, 2017 — ImmunoGen, Inc.  (NASDAQ: IMGN) (“ImmunoGen” or the “Company”) today announced that it has entered into privately negotiated exchange agreements with a limited number of holders of its 4.50% Convertible Senior Notes due 2021.  Pursuant to the exchange agreements, the Company will exchange approximately $76.4 million in aggregate principal amount of notes, for (i) approximately 16,518,626 newly issued shares of the Company’s common stock plus (ii) an additional number of newly issued shares of the Company’s common stock to be determined based on the volume-weighted average trading price of the common stock over the four trading days beginning on September 5, 2017.

The Company anticipates that the exchanges will be completed on or about September 11, 2017.  Upon completion of the exchanges, the aggregate principal amount of the Company’s 4.50% Convertible Senior Notes due 2021 is anticipated to be reduced to approximately $23.6 million.

This announcement does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.  The exchanges are exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

About ImmunoGen

ImmunoGen is a clinical-stage biotechnology company that develops targeted cancer therapeutics using its proprietary antibody-drug conjugate (ADC) technology. ImmunoGen’s lead product candidate, mirvetuximab soravtansine, is in a Phase 3 trial for FRα-positive platinum-resistant ovarian cancer, and is in Phase 1b/2 testing in combination regimens for earlier-stage disease. ImmunoGen’s ADC technology is used in Roche’s marketed product, Kadcyla®, in other clinical-stage ImmunoGen product candidates, and in programs in development by Amgen, Bayer, Biotest, CytomX, Debiopharm, Lilly, Novartis, Sanofi and Takeda. More information about the Company can be found at www.immunogen.com.

Kadcyla® is a registered trademark of Genentech, a member of the Roche Group.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the completion of the exchanges on or about September 11, 2017 and the principal amount of notes following the exchanges. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the factors more fully described in ImmunoGen’s transition report on Form 10-K for the six-month period ended December 31, 2016 and other reports filed with the Securities and Exchange Commission.

CONTACTS:

For Investors

ImmunoGen, Inc.

Sarah Kiely, 781-895-0600

sarah.kiely@immunogen.com

For Media

ImmunoGen, Inc.

Courtney O’Konek, 781-895-0158

courtney.okonek@immunogen.com

or

FTI Consulting, Inc.

Robert Stanislaro, 212-850-5657

robert.stanislaro@fticonsulting.com

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